Exhibit 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Immix Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457	(c)	3,915,604	$2.09	$8,183,612.36	0.0001381	$1,130.16
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share, underlying warrants (3)	457	(c)	2,936,709	$2.09	$6,137,721.81	0.0001381	$847.01
Carry Forward Securities
Carry Forward Securities									-
	Total Offering Amounts						$14,321,334.17		$1,977.17
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$1,977.17

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder for the selling stockholders include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions. The shares will be offered for resale by the selling stockholders pursuant to the prospectus contained in the Registration Statement.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high ($2.125) and low ($2.05) prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on October 2, 2025.

(3)	Consists of up to 2,936,709 shares of common stock issuable upon the exercise of warrants offered and for resale by the selling stockholder named in the prospectus.